Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ANNOUNCES TERMINATION OF ITS EXCHANGE OFFER
Las Vegas, Nevada — October 1, 2009 — MGM MIRAGE (NYSE: MGM) announced today that it has terminated its offer to eligible holders to exchange a portion of the $782 million in aggregate outstanding principal amount of the Company’s 8.50% Senior Notes due 2010 (the “Existing Notes”) for the Company’s 10.00% Senior Notes due 2016 (the “New Notes”).
The exchange offer was subject to a minimum condition that no less than $25 million of New Notes must be issuable for Existing Notes validly tendered and accepted in the exchange offer (the “Minimum Tender Condition”). As of the expiration date at 11:59 p.m., New York City time, on September 30, 2009, there were approximately $9.12 million in aggregate principal amount of Existing Notes validly tendered and not withdrawn, which if accepted would have been exchanged for approximately $10.72 million in aggregate principal amount of New Notes. Because the Minimum Tender Condition had not been met as of the expiration date, the Company has elected to terminate the exchange offer pursuant to the terms and conditions of the exchange offer. The Existing Notes tendered and not withdrawn in the exchange offer will not be accepted and will be promptly returned to their respective holders.
The exchange offer was made only to qualified institutional buyers and to certain non-U.S. investors located outside the United States. The exchange offer was made only by, and pursuant to, the terms set forth in the confidential offering memorandum and the accompanying letter of transmittal, in each case, as updated by the press releases issued by the Company on September 11, 2009 and September 17, 2009.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any offer, solicitation or sale of any notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.
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Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission.

Contacts:
Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947